EXHIBIT 23.1

                             CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
James River Bankshares, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 of James River Bankshares, Inc. of our report dated March 12, 1996, relating to the consolidated balance sheets of James River Bankshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K/A of James River Bankshares, Inc.

                                              /s/ FRANK EDWARD SHEFFER & CO.

Suffolk, Virginia
August 9, 1996